CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  CELCOR, INC.


          Celcor, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

          DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of Celcor, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is attached hereto as Exhibit A.

          SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by stature were voted in favor of the amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, Celcor, Inc. has caused this Certificate to be signed by Jennifer Lo Wu, its President, and Stephen E. Roman, Jr., its Secretary, this 25th day of October, 1996.


                                                    By:/s/Jennifer Lo Wu
                                                       Jennifer Lo Wu, President


ATTEST: /s/Stephen R. Roman, Jr.
        Stephen R. Roman, Jr. Secretary

                                    EXHIBIT A

          RESOLVED, that it is advisable that Article FIRST of the Certificate of Incorporation of the Corporation be deleted in its entirety and replaced with the following:

          FIRST:   The  name  of  the   corporation   (hereinafter   called  the
"corporation") is Northeast (USA) Corp.

          RESOLVED, that is advisable that Article FOURTH of the Certificate of Incorporation of the Corporation be deleted and replaced with the following:

               FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is twenty two million (22,000,000), of which two million (2,000,000) shares are to be Preferred Stock, par value one mil ($.001) per share ("Preferred Stock"), and twenty million (20,000,000) shares are to be Common Stock, par value one mil ($.001) per share ("Common Stock"). The Board of Directors shall have the right to divide the preferred stock into one or more series, each containing the number of shares and the relative powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions as may be determined by the board from time to time, each such series to be distinctly designated.

          For purposes of illustration only, the foregoing power of the board includes, but is not limited to, the determination of: (i) the number of shares constituting each series; (ii) the rate and time at which, and the terms and conditions on which, dividends on shares of a series will be paid, and whether the dividends are cumulative or non-cumulative or are participating or non-participating; (iii) the voting rights of the holder of shares of the series, including whether the shares shall have no voting rights, or multiple, full, limited, or special voting rights; (iv) the right, if any, of the holder of shares of a series to convert their shares into, or exchange them for, share of other classes or series of stock of the corporation, and the terms and conditions of the conversion or exchange, including provisions for adjustment of the conversion price or rate in such events as the board shall determine; (v) the right, if any, of the corporation or the holder of the shares to cause the shares of the series to be redeemed, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed; (vi) the rights of the holders of shares of the series upon the voluntary or involuntary dissolution, liquidation or winding-up of the corporation and whether those rights are limited or participating; and (vii) the obligation, if any, of the corporation to establish a sinking fund for the purchase of redemption of the shares of the series, the amounts and time of payments to that fund, and the other terms and conditions of that fund.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  CELCOR, INC.

             Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware

          CELCOR, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL"), DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation by unanimous written consent, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring its advisability and calling for action on the amendment to be taken by written consent of stockholders followed by written notice to stockholders pursuant to Section 228 of the GCL. The resolution setting forth the proposed amendment is as follows:

          "RESOLVED, that it is advisable that the first sentence of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read as follows:

               "FOURTH: The total number of shares of all classes of stock which the corporation shall have the authority to issue is twenty two million (22,000,000), of which two million (2,000,000) shares are to be Preferred Stock, par value one mill ($.001) per share ("Preferred Stock"), and twenty million (20,000,000) shares are to be Common Stock, par value one mill ($.001) per share ("Common Stock")."

          SECOND: That thereafter, pursuant to the resolution of its Board of Directors, the stockholders of the Corporation approved the amendment by written consent and notice pursuant to Section 228 of the GCL.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the CGL.

          IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed by Robert Edwards, its President, and attested by Joe Ellis, its Secretary, this 31st day of March, 1987.

                                                     CELCOR, INC.


                                                     By:  /s/Robert Edwards
                                                                  President

Attest:

/s/Joe Ellis
Secretary